Exhibit 10.32

Employment Letter

Private and confidential

February 1, 2018

Amit Sharma
Employee ID:
A-20, Niti Bagh
New Delhi-110049

Dear Amit,

We at ATC India Infrastructure Private Limited (“ATC Infra” or “we” and , with correlative meaning, “out” and “us”) are pleased to offer you employment with us. This employment letter along with Annexure I, set out your individual terms and conditions of employment. Your employment, shall also be governed by ATC lnfra’s Human Resources Policies and Procedures Manual and other policies as periodically amended.

Commencement:	The effective date of your employment with us is February 1, 2018 (the “Effective Date”).

Job Title:
You shall be employed by ATC Infra as Executive Vice President and President Asia or in such other position as ATC Infra may determine from time to time. In this role you shall report to the Board of Directors of ATC Infra.

Role and Responsibilities:	Although you will be working for ATC Infra, in light of your experience and expertise, ATC Infra may periodically require your support for other American Tower Corporation group companies in India.

Remuneration & Tax:
As detailed in Annexure I. In addition, you will be eligible to receive bonus as per the policy of ATC Infra.

Pursuant to your request, ATC Infra shall deliver or arrange to have delivered your monetary pay and remuneration after deduction of tax and other applicable deductions in your home country bank account. You will, for this purpose, provide ATC Infra with your home country bank details and account number.

ATC Infra will arrange to provide you appropriate overseas benefits such as medical and dental coverage, vision, or any other benefits under employee's benefit, social welfare, etc. You would be required to make the co-payment wherever applicable.

You will be tax equalized during your employment in India. Accordingly, you will be subject to hypothetical tax and social security deduction equivalent to the estimated tax and social security you would have paid in your home country as a tax resident in accordance with the policies of ATC Infra.

You will be subject to India Social Security system and ATC Infra will arrange to make necessary contributions on your behalf.

Other Benefits:
You will also be entitled to other benefits and entitlements as may be introduced by ATC Infra for its employees from time to time. It is however clarified that such benefits and entitlements are provided on a voluntary basis by ATC Infra and may be liable to change from time to time at the sole discretion of ATC Infra.

Place of Work:
Your place of work shall initially be ATC lnfra's office at Delhi NCR region of India; however, it is expressly understood that your services are transferrable to any of our affiliated companies either in outside or within India at the sole discretion of ATC Infra or such other place(s) whether existing now or in future as may be determined from time to time by ATC Infra. You may also be deputed or seconded to any of our affiliate companies. You shall work under the direction, supervision, control and management and with respect to the work conducted by you solely on behalf of ATC Infra.

Notice Period:
Notices may be given by either you or ATC Infra upon three (3) months prior written addressed to: (a) in the case of ATC Infra, at ATC lnfra's then registered office, and (b) in your case, at your last known address.

Any notice given by letter shall be deemed to have been given at the tie at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

Termination:	The terms of your termination of employment will be governed as per the policy of ATC Infra.

Code of Conduct:
You are aware that, in the course of employment under this Agreement, you will have access to, and be entrusted with, information in respect of the business of ATC Infra and its clients and their dealings, transactions and affairs and likewise in relation to its associated companies, all of which information is or may be proprietary and confidential.

Confidentiality:
You shall not (except in the proper course of your duties), during or after the period of your employment under this Agreement, divulge to any person or otherwise make use of, and shall use your best efforts to prevent the publication or disclosure of, any trade secret or any proprietary or confidential information concerning the business finances of ATC Infra or any of its dealings, transactions or affairs or any trade secret or any such confidential information concerning any of ATC lnfra's associated companies, suppliers, agents, distributors or clients.

All notes and memoranda of any trade secrets or confidential information concerning the business of ATC Infra and its associated companies, suppliers, agents, distributors or clients that shall be acquired, received or made by you during the course of your employment shall be the property of ATC Infra and shall be surrendered by you to someone duly authorized by ATC Infra at the termination of your employment or at the request of ATC Infra at any time during the course of this employment.

Governing Law & Jurisdiction:	This Agreement is governed by and shall be construed and subject to the laws of India, including taxation laws. The Parties submit to the exclusive jurisdiction of the Indian Courts.

You are requested to sign on all pages of the appointment letter along with the Annexures and return the duplicate copy of this letter as a token of your acceptance of the terms of appointment.

On behalf of ATC Infra, we take this opportunity to welcome you on board.

ATC INDIA INFRASTRUCTURE PRIVATE LIMITED

BY:	/s/ Edmund DiSanto
Name:	Edmund DiSanto, Director
Date:	February 1, 2018

Acceptance:

I confirm that I have read, understood and accept the terms and conditions of my employment.

Name:	Amit Sharma
Date:	February 1, 2018

Annexure I

Compensation Sheet
Name:	Amit Sharma
Designation:	Executive Vice President and President Asia	Location:	Gurgaon, India
Offer/Increment Details		Particulars	Amount in INR
Please see employment contract.		Components	Per Annum	Per Month
		Base Salary	3,92,09,165	32,67,430

		Total Cost to Company	7,64,57,864	63,71,489

Important Information
1.	No tax computation has been done to arrive at the above figure.
Employee’s Signature
Date	February 1, 2018